Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Deborah A. Smeltzer
VP Operations & Chief Financial Officer
Phone (510) 665-7222
Email: dsmeltzer@dynavax.com
DYNAVAX ANNOUNCES FOURTH QUARTER AND YEAR END
2006 FINANCIAL RESULTS
BERKELEY, Calif. — February 13, 2007 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2006.
As of December 31, 2006, Dynavax reported cash, cash equivalents, marketable securities and investments held by Symphony Dynamo, Inc. (SDI) totaling $86.2 million. This compares to $75.1 million at December 31, 2005.
“As we enter 2007, Dynavax has a strong cash position that together with our funds from existing partnerships and grants will allow us to advance our late-stage clinical product candidates as well as several important preclinical programs, including our universal influenza vaccine. Our fourth quarter cash represents a significantly strengthened position, primarily attributable to the approximately $44 million in net proceeds received from public offerings in the fourth quarter of 2006 that brought in a number of new well-known investors. In addition, we received a $10 million upfront payment in September 2006 from AstraZeneca, as part of the worldwide research and development collaboration in asthma and COPD. We also expect to add another $30 million in April 2007 representing the remaining funding commitment by SDI for Dynavax’s programs in cancer, hepatitis B and hepatitis C therapies,” said Dino Dina, MD, president and chief executive officer.
Total revenues were $2.4 million and $4.8 million, respectively, for the fourth quarter and year ended December 31, 2006, compared to $0.6 million and $14.7 million for the same periods in 2005. The reported revenues do not include collaboration funding from SDI of $4.4 million and $9.7 million, respectively, for the fourth quarter and year ended December 31, 2006. Revenues for the fourth quarter and full year 2006 include collaboration revenue from AstraZeneca, service and license revenue from customers of Dynavax Europe, and grant revenue primarily from the NIH. Revenues for full year 2005 reflected accelerated recognition of deferred revenue following the end of Dynavax’s collaboration with UCB Farchim.
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Dynavax 4Q & YE 2006 Results
February 13, 2007

Total operating expenses were $24.4 million and $69.8 million, respectively, for the fourth quarter and year ended December 31, 2006 compared to $10.1 million and $37.1 million for the same periods in 2005. Operating expenses included non-cash charges for stock-based compensation, as well as acquired in-process research and development and amortization of intangible assets resulting from the April 2006 Rhein acquisition. Excluding non-cash charges, pro forma operating expenses were $23.3 million and $61.7 million, respectively, for the fourth quarter and year ended December 31, 2006. The higher operating expenses for 2006 resulted primarily from increased clinical development activities related to the Company’s product candidates TOLAMBA™ and HEPLISAV™, the expansion of the Company’s operations to include Dynavax Europe, and reimbursable expenses related to SDI programs.
Net loss for the fourth quarter 2006 was $16.5 million, or $0.44 per share, compared to a net loss of $8.8 million, or $0.30 per share for the same period in 2005. Net loss for the year ended December 31, 2006 was $52.1 million, or $1.61 per share, compared to a net loss of $20.6 million, or $0.79 per share for the same period in 2005. The increase in net loss for 2006 was due primarily to increased clinical development expenditures on the Company’s lead product candidates as well as lower revenues following the termination of the UCB Farchim collaboration in 2005. The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.
Guidance for 2007 will be communicated after the company’s assessment of the recently reported one-year data analysis from its DARTT ragweed allergy trial is completed.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: HEPLISAV™, a hepatitis B vaccine in Phase 3; TOLAMBA™, a ragweed allergy immunotherapy; a therapy for non-Hodgkin’s lymphoma (NHL) in Phase 2; and a therapy for metastatic colorectal cancer in Phase 1. Our preclinical asthma and COPD programs are partnered with AstraZeneca. NIH funds our preclinical work on a vaccine for influenza; Symphony Dynamo, Inc., funds our colorectal cancer trial and our preclinical programs in hepatitis B and C therapies. While the NIH and Symphony provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our product candidates and financial position. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development; achieving the objectives of our collaborative and licensing agreements such as our SDI and AstraZeneca arrangements; and obtaining regulatory approval for our products; the scope and validity of patent protection for our products; possible claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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Dynavax 4Q & YE 2006 Results
February 13, 2007

DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Collaboration revenue	$1,391	$—	$1,557	$12,199
Service and license revenue	825	—	1,741	—
Grant revenue	222	600	1,549	2,456

Total revenues	2,438	600	4,847	14,655

Operating expenses:
Research and development (2)	19,981	7,942	50,116	27,887
General and administrative (3)	4,197	2,126	14,836	9,258
Acquired in-process research and development	—	—	4,180	—
Amortization of intangible assets	251	—	698	—

Total operating expenses (1)	24,429	10,068	69,830	37,145

Loss from operations	(21,991)	(9,468)	(64,983)	(22,490)

Interest and other income, net	1,095	706	3,188	1,935

Loss including noncontrolling interest in Symphony Dynamo, Inc.	(20,896)	(8,762)	(61,795)	(20,555)

Amount attributed to noncontrolling interest in Symphony Dynamo, Inc.	4,441	—	9,743	—

Net loss	$(16,455)	$(8,762)	$(52,052)	$(20,555)

Basic and diluted net loss per share	$(0.44)	$(0.30)	$(1.61)	$(0.79)

Shares used to compute basic and diluted net loss per share	37,645	29,398	32,339	25,914

(1)	Total operating expenses excluding non-cash stock-based compensation charges are $23.5 million and $66.5 million for the fourth quarter and year ended December 31, 2006, respectively, and $9.6 million and $35.7 million for the fourth quarter and year ended December 31, 2005, respectively.

(2)	Research and development expenses included non-cash stock-based compensation charges of $0.3 million and $1.1 million for the fourth quarter and year ended December 31, 2006, respectively, and $0.1 million and $0.6 million for the fourth quarter and year ended December 31, 2005, respectively.

(3)	General and administrative expenses included non-cash stock-based compensation charges of $0.6 million and $2.2 million for the fourth quarter and year ended December 31, 2006, respectively, and $0.3 million and $0.8 million for the fourth quarter and year ended December 31, 2005, respectively.
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Dynavax 4Q & YE 2006 Results
February 13, 2007

DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
GAAP revenues	$2,438	$600	$4,847	$14,655
ADD:
Collaboration funding incurred under SDI programs	4,414	—	9,702	—

Pro forma revenues (1)	$6,852	$600	$14,549	$14,655

(1)	These pro forma amounts are intended to illustrate the company’s revenues to be inclusive of collaboration funding provided for the SDI programs. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the company’s consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the company. Management of the company believes the pro forma results are a more useful measure of the company’s revenues because it provides investors the ability to evaluate the company’s operations in the manner that management uses to assess the continued progress of programs funded under the SDI arrangement. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES
(In thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
GAAP operating expenses	$24,429	$10,068	$69,830	$37,145
LESS:
Stock-based compensation expense	917	439	3,283	1,400
Acquired in-process research and development	—	—	4,180	—
Amortization of intangible assets	251	—	698	—

Pro forma operating expenses	$23,261	$9,629	$61,669	$35,745

(2)	These pro forma amounts are intended to illustrate the company’s operating expenses excluding certain non-cash charges in accordance with the financials that management uses to evaluate the company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
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Dynavax 4Q & YE 2006 Results
February 13, 2007

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	December 31,
	2006	2005
Assets
Cash and cash equivalents and marketable securities (1)	$86,194	$75,110
Property and equipment, net	5,200	2,197
Goodwill	2,312	—
Other intangible assets, net	4,382	—
Other assets	4,802	2,786

Total assets	$102,890	$80,093

Liabilities, noncontrolling interest and stockholders’ equity
Current liabilities	$13,701	$5,543
Deferred revenue and other long-term liabilities	10,117	187
Noncontrolling interest in Symphony Dynamo, Inc.	2,016	—
Stockholders’ equity	77,056	74,363

Total liabilities, noncontrolling interest and stockholders’ equity	$102,890	$80,093

(1)	These amounts also include investments held by Symphony Dynamo, Inc. of $13.4 million as of December 31, 2006.
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